Exhibit 99.2

THE NASDAQ STOCK MARKET
9600 BLACKWELL ROAD, SUITE 300
ROCKVILLE, MO 20850

Douglas D. McKenney, CFA

Director

Listing Qualifications

The Nasdaq Stock Market, Inc

(301) 978-8011

By Facsimile and First Class Mail

February 8, 2005

Mr. L. Craig Simmons

Chief Financial Officer

Alico, Inc.

P.O. Box 338

La Belle, FL 33975

Re:	Alico, Inc. (the “Company”)

Dear Mr. Simmons:

The Company’s Form 8-K filed on February 3, 2005 indicates that effective February 1, 2005, Richard C. Ackert, William L. Barton, Larry A. Carter, Stephen M. Mulready and Thomas E. Oakley (the “Independent Directors”) resigned as directors of the Company. The Independent Directors constituted all of independent directors on the Company’s Board and its committees. Accordingly, the Company does not meet the independent director, compensation committee, nomination committee or audit committee requirements for continued listing on The Nasdaq Stock Market under Marketplace Rules 4350(c)(1)1, 4350(c)(3)2, 4350(c)(4)(A)3 and 4350(d)(2)4 (the “Rules”), respectively.

As a result, Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market. To facilitate this review, on or before February 23, 2005, please provide the Company’s specific plan and timetable to achieve compliance with the Rules. Please also provide relevant

[1]	Marketplace Rule 4350(c)(1) requires each issuer to maintain a majority of the board of directors comprised of independent directors.

[2]	Marketplace Rules 4350(c)(3) requires that compensation of the chief executive officer and all other officers of the company must be determined, or recommended to the Board for determination, either by a majority of independent directors or a compensation committee comprised solely of independent directors.

[3]	Marketplace Rules 4350(c)(4)(A) requires that director nominees must either be selected, or recommended for the Board’s selection, either by a majority of independent directors or a nominations committee comprised solely of independent directors.

[4]	Marketplace Rule 4350(d)(2) provides, in part, that an issuer have an audit committee composed of at least three independent directors.

Mr. L. Craig Simmons

February 8, 2005

documentation to support your plan, including but not limited to biographical information related to individuals, if any, being considered for appointment to the Board of Directors and the audit committee.

In addition, Staff is troubled by the apparent circumstances under which Independent Directors resigned. Specifically, the Independent Directors’ resignation letter notes that recent events “reflected a disregard…. for the principals of good corporate governance and independent professional management of the Company…” In that regard, please address each of the three concerns raised by the Independent Directors in the resignation letter. Further, please provide a detailed narrative as to the reasons the Company and ABT declined to implement the five proposals advanced by the Independent Directors.

Staff will contact the Company after reviewing the plan and notify you if we have any questions or concerns regarding the plan. If, after the conclusion of our review process, Staff determines that the plan does not adequately address the issues noted, the Company will receive notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification letter within four business days. 5 Accordingly, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions relating to the compliance issues discussed above, please contact Tom Choe, Senior Analyst at (301) 978-8027.

Sincerely,

/s/ Douglas D. McKenney

[5]	See SEC Release No. 34-49424.